Exhibit 99

C-COR REPORTS SALE OF TRADE CLAIMS

State College, PA (October 31, 2003) – C-COR.net Corp. (Nasdaq: CCBL), a global provider of broadband communications products, software systems, and services, today reported that the Company has entered into an agreement to sell substantially all of its pre-petition trade claims against Adelphia Communications Corporation and its affiliates. Under the terms of the agreement, the Company will receive approximately $21 million in an initial cash payment with additional amounts being held in escrow pending the resolution of certain contingencies.

About C-COR (www.c-cor.net)

C-COR is a leading provider of premium quality, globally-oriented optical, digital video transport, and RF telecommunication products; operation support software solutions; and high-end technical field services—a triple play for cost-effective delivery of voice, video, and high-speed data over advanced HFC (Hybrid Fiber Coax) broadband networks. C-COR’s latest product line, the FTT maX, uses PON (passive optical network) technology to provide high-capacity bandwidth and a simpler, less expensive network access for transporting voice, video, and data directly into the home or business over fiber optic networks. Headquartered in the U.S. with facilities worldwide, C-COR’s mission is to provide our customers with second-to-none network integrity throughout the full network life cycle. During 2003, C-COR is celebrating its 50th anniversary with activities linking its rich tradition of innovation, entrepreneurship, leadership, and commitment to the cable industry to its vision for the future. C-COR’s common stock is listed on the Nasdaq National Market (Symbol: CCBL) and is a component of the Russell 2000 Stock Index.

Some of the information presented in this announcement constitutes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent the Company’s judgment regarding future events, and are based on currently available information. Although the Company believes it has a reasonable basis for these forward-looking statements, the Company cannot guarantee their accuracy and actual results may differ materially from those the Company anticipated due to a number of uncertainties, many of which the Company is not aware. Factors which could cause actual results to differ from expectations include, among others, capital spending patterns of the communications industry, changes in regard to significant customers, the demand for network integrity, the trend toward more fiber in the network, the Company’s ability to develop new and enhanced products, the Company’s ability to provide complete network solutions, continued industry consolidation, the development of competing technology, the global demand for the Company’s products and services, and the Company’s ability to integrate acquisitions and achieve its strategic objectives. For additional information concerning these and other important factors that may cause the Company’s actual results to differ materially from expectations and underlying assumptions, please refer to the reports filed by the Company with the Securities and Exchange Commission.